EXHIBIT 99.1

Huttig Building Products Reports Record Fourth Quarter And Full Year Net Income

Fourth Quarter 2021 Highlights (compared to prior year quarter)

  Net sales increased 24.8% to $230.4 million compared to $184.6 million
  Gross margins increased to 21.8% compared to 20.1%
  Gross margins were reduced by a LIFO valuation adjustment of $7.3 million and $1.1 million, representing 317 basis points and 60 basis points, in 2021 and 2020, respectively
  Net income from continuing operations was $7.4 million compared to $0.3 million
  Total liquidity increased to $166.5 million compared to $59.3 million a year ago
  Adjusted EBITDA was $9.7 million, as reduced by a LIFO valuation adjustment of $7.3 million, compared to $2.4 million, as reduced by a LIFO valuation adjustment of $1.1 million

Full Year 2021 Highlights (compared to prior year)

  Net sales increased 18.4% to $937.8 million compared to $792.3 million
  Gross margins increased to 22.2% compared to 20.1%
  Gross margins were reduced by a LIFO valuation adjustment of $18.3 million and $2.4 million, representing 195 basis points and 30 basis points, in 2021 and 2020, respectively
  Net income from continuing operations was $49.1 million compared to a net loss of $0.9 million, after $9.5 million goodwill impairment and $1.5 million restructuring charges
  Adjusted EBITDA was $55.1 million, as reduced by a LIFO valuation adjustment of $18.3 million, compared to $20.1 million, as reduced by a LIFO valuation adjustment of $2.4 million

ST. LOUIS, March 02, 2022 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2021.

“I am extremely proud of our 2021 performance and record results,” said Jon Vrabely, President and CEO of Huttig. “We generated adjusted EBITDA of $55.1 million, despite the impact from an $18.3 million LIFO charge. The continued execution of our business plan and the dedication of our associates to serve our customers have largely contributed to our success in sustainably changing our financial model.”

SUMMARY RESULTS FOR FOURTH QUARTER ENDED DECEMBER 31, 2021
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2021		2020
Net sales	$230.4	100.0%	$184.6	100.0%
Gross margin	50.2	21.8%	37.1	20.1%
Operating expenses	40.1	17.4%	36.1	19.6%
Operating income	10.1	4.4%	1.0	0.5%
Income from continuing operations	7.4	3.2%	0.3	0.2%
Net income	6.8	3.0%	0.3	0.2%
Income from continuing operations per share - basic and diluted	$0.27		$0.01
Net income per share - basic and diluted	$0.25		$0.01

	Twelve Months Ended December 31,
	2021		2020
Net sales	$937.8	100.0%	$792.3	100.0%
Gross margin	208.0	22.2%	159.4	20.1%
Operating expenses	155.8	16.6%	145.6	18.4%
Operating income	53.8	5.7%	2.8	0.4%
Income (loss) from continuing operations	49.1	5.2%	(0.9)	-0.1%
Net income (loss)	48.5	5.2%	(0.9)	-0.1%
Income (loss) from continuing operations per share - basic and diluted	$1.79		$(0.03)
Net income (loss) per share - basic and diluted	$1.77		$(0.03)

Results of Operations

Fourth Quarter 2021 Compared to Fourth Quarter 2020

Net sales were $230.4 million in the fourth quarter of 2021, which were $45.8 million, or 24.8%, higher than the fourth quarter of 2020. The increase was attributable to a number of factors including a continued strong residential construction market along with an inflationary environment elevated by demand-driven pricing with higher input costs, such as labor and materials, which are reflective of challenges the supply chain and labor markets experienced throughout much of 2021. A nearly 70% increase in sales of our Huttig Grip fastener line and growth in our focus product categories supported the Company’s sales growth. Despite ongoing supply chain challenges, sales increased in all three of our product classifications.

Millwork sales increased 27.7% to $112.8 million in the fourth quarter, compared to $88.3 million in the fourth quarter of 2020. Although impacted by restructuring activities completed in 2020, and by continued supply chain disruption and labor shortages, millwork sales benefited from improved market pricing. Demand for our value-added millwork products continued to exceed supply, creating an input-constrained ability to produce. Building products sales increased 21.1% in the fourth quarter of 2021 to $100.4 million, compared to $82.9 million in the fourth quarter of 2020. Building products sales increased due to consistent high levels of demand for certain product lines within the category, including certain strategic product lines such as Huttig Grip fasteners, offset by supply chain disruption and product rationalization activities related to our focus on higher-margin, non-commoditized products. Wood product sales increased 28.4% in the fourth quarter of 2021 to $17.2 million, compared to $13.4 million in the fourth quarter of 2020. Wood product sales benefited from higher market prices on a year-over-year basis.

Gross margin was $50.2 million in the fourth quarter of 2021, compared to $37.1 million in the fourth quarter of 2020. As a percentage of net sales, gross margin was 21.8% in the fourth quarter of 2021, compared to 20.1% in the fourth quarter of 2020. The increase in gross margin percentage reflects the favorable impact of our focus on higher-margin sales opportunities, as well as effective pricing management. We also benefited from increased purchasing incentives in 2021. The increase in gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in 2021 compared to 2020.

We use the last-in, first-out (LIFO) inventory valuation method to value inventories. In the fourth quarter of 2021, this resulted in gross margins that were $7.3 million lower, representing 3.2% of net sales, than if the first-in, first-out (FIFO) inventory valuation method had been used. In the year ago comparable period, the LIFO inventory valuation method reduced gross margins by $1.1 million, representing 0.6% of net sales. For the previous ten years, on an annual basis, the LIFO inventory valuation method resulted in an average reduction in gross margins of approximately 0.2% of net sales as compared to the FIFO inventory valuation method. The significant impact in 2021 as compared to historical levels reflects pricing inflation within certain product lines as well as higher inventory levels to support increased levels of demand as compared to 2020.

Operating expenses increased $4.0 million, or 11.1%, to $40.1 million, or 17.4% of net sales, in the fourth quarter of 2021, compared to $36.1 million, or 19.6%, of net sales in the fourth quarter of 2020. Personnel costs increased $4.4 million as a result of increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation and other cost reductions taken in 2020 as a result of the pandemic. Non-personnel costs decreased $0.4 million primarily benefiting from a $2.1 million class action settlement received during the fourth quarter related to interior doors, mostly offset by higher contract hauling, supplies and travel costs. Overall, our cost structure was levered against higher sales volume.

Net interest expense was $0.5 million in the fourth quarter of 2021 compared to $0.6 million in the fourth quarter of 2020. The lower interest expense in the fourth quarter of 2021 reflects both lower average debt outstanding and moderately lower interest rates.

Income taxes were $2.2 million in the fourth quarter of 2021 and $0.1 million in the fourth quarter of 2020.

As a result of the foregoing factors, we reported net income from continuing operations of $7.4 million for the quarter ended December 31, 2021, compared to net income of $0.3 million for the quarter ended December 31, 2020.

Adjusted EBITDA was $9.7 million for the fourth quarter of 2021, compared to $2.4 million for the fourth quarter of 2020. The LIFO inventory valuation method reduced adjusted EBITDA by $7.3 million and $1.1 million in the fourth quarters of 2021 and 2020, respectively, compared to what operating results would have been using the FIFO inventory valuation method. Adjusted EBITDA calculations are non-GAAP measurements. See reconciliation below of non-GAAP financial measures.

Fiscal 2021 Compared to Fiscal 2020

Net sales were $937.8 million in 2021, an increase of $145.5 million, or approximately 18.4%, compared to $792.3 million in 2020. Net sales in 2020 were significantly affected by the onset of the pandemic. Our net sales growth in the fourth quarter of 2021 was 24.8%, representing strong growth as compared to a growth rate of 16.4% for the nine months ending September 30, 2021. Our 2021 sales growth, although moderated by restructuring activities announced in the second quarter of 2020 and by our 2020 product rationalization activities, was driven by an improved residential construction market, a favorable pricing environment, including elevated levels of inflation, and by growth in certain strategic product categories. The inflationary environment was elevated by demand-driven pricing with higher input costs throughout the channel, including labor and materials, and is reflective of the challenges within the supply chain and labor markets experienced throughout much of 2021.

Net sales in our major product categories changed as follows in 2021 from 2020: millwork sales increased 15.5% to $412.2 million, building product sales increased 18.2% to $447.9 million, and wood products increased 38.0% to $77.7 million. Millwork sales, although most impacted by the disruption in our supply chain and by our 2020 restructuring and product rationalization activities, performed well and benefited from improved demand and market pricing. Demand for our value-added millwork products exceeded supply, creating an input-constrained ability to produce. Building products sales increased due to consistent high levels of demand for certain product lines within the category, including certain strategic product lines such as Huttig Grip fasteners; however, sales growth in this category was also affected by supply chain disruption, and by product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales benefited from higher market prices on a year-over-year basis.

Gross margin increased $48.6 million, or 30.5%, to $208.0 million in 2021 as compared to $159.4 million in 2020. Gross margin as a percentage of net sales increased to 22.2% in 2021 compared to 20.1% in 2020. Gross margins were favorably impacted by our continued focus on non-commoditized, strategic product lines which carry higher margins, as well as effective pricing management. We also benefited from increased purchasing incentives in 2021. The increase in our gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in 2021 compared to 2020.

We use the LIFO inventory valuation method to value inventories. In 2021, this resulted in gross margins that were $18.3 million lower, representing 2.0% of net sales, than if the FIFO inventory valuation method had been used. In 2020, the LIFO inventory valuation method reduced gross margins by $2.4 million, representing 0.3% of net sales. For the previous ten years, on an annual basis, the LIFO inventory valuation method resulted in an average reduction in gross margins of approximately 0.2% of net sales as compared to the FIFO inventory valuation method. The significant impact in 2021 as compared to historical levels reflects pricing inflation within certain product lines as well as higher inventory levels to support increased demand compared to 2020.

Operating expenses, increased $10.2 million, or 7.0%, to $155.8 million, or 16.6% of net sales, in 2021, compared to $145.6 million, or 18.4% of net sales, in 2020. Personnel expenses increased $10.4 million, reflecting increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation and other cost reductions taken in 2020 as a result of the pandemic. These increases were partially offset by lower medical costs and a $1.5 million Cares Act Employee Retention Tax Credit. Non-personnel expenses decreased $0.2 million in 2021, primarily benefitting from a $2.1 million class action settlement received during the fourth quarter related to interior doors, as well as an improved bad debt provision, mostly offset by higher fuel, insurance and tax costs. Overall, our cost structure was levered against higher sales volume.

Operating income in 2020 includes a restructuring charge of $1.5 million and goodwill impairment charge of $9.5 million. There were no charges recorded for these items in 2021.

Net interest expense was $2.5 million in 2021 compared to $3.6 million in 2020. The lower interest expense in 2021 reflected both lower average outstanding borrowings and lower interest rates.

We recognized income tax expense from continuing operations of $2.2 million for the year ended December 31, 2021 compared to income tax expense of $0.1 million for the year ended December 31, 2020. Income tax expense was mitigated in 2021 by utilization of $41.4 million of federal tax loss carryforwards.

As a result of the foregoing factors, we reported net income from continuing operations of $49.1 million in 2021 as compared to a net loss of $0.9 million in 2020.

Adjusted EBITDA was $55.1 million in 2021 and $20.1 million in 2020. The LIFO inventory valuation method reduced adjusted EBITDA by $18.3 million and $2.4 million for the years 2021 and 2020, respectively, compared to what operating results would have been using the FIFO inventory valuation method. Adjusted EBITDA calculations are non-GAAP measurements. See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash provided by continuing operating activities was $28.3 million in fiscal 2021 and $42.8 million in fiscal 2020, a decrease of $14.5 million. A significant portion of the year-over-year difference in cash provided from operations was from an increase in inventory in 2021 compared to a reduction of inventories in 2020 as part of our restructuring and rationalization of non-strategic product lines. Total available liquidity was $166.5 million as of December 31, 2021 compared to $59.3 million at December 31, 2020. At December 31, 2021, total available liquidity included $3.3 million of cash plus $163.2 million of availability under our credit facility. At December 31, 2020, total available liquidity included $0.3 million of cash plus $59.0 million of availability under our credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Thursday, March 3, 2022 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 4348227.

About Huttig

Huttig, currently in its 138th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: our ability to successfully identify and execute upon a potential strategic alternative to maximize shareholder value; the success of our growth initiatives; risks associated with our private brands; the strength of new construction, home improvement and remodeling markets, including the overall strength of the homebuilding industry where the historical annual average of total housing starts from 1959 to 2021 is approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau (“Historical Average”); the cyclical nature of our industry; risks of international suppliers; the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; product liability claims and other legal proceedings; market price changes, including inflation; commodity prices and demand in light of the COVID-19 pandemic; competition with existing or new industry participants; our failure to attract and retain key personnel and our general employee population; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; termination of key supplier relationships; the ability to source alternative suppliers in light of the COVID-19 pandemic; supply chain disruption; current or future litigation; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; federal and state transportation regulations; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; fuel cost increases; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; intangible asset impairment; and those factors set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP disclosure of Adjusted EBITDA. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using a non-GAAP financial measure by providing the information as a supplement to GAAP results for a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Adjusted EBITDA

Huttig defines adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below. Adjusted EBITDA serves as an appropriate measure in evaluating the performance of our business because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and helps our investors better compare our operating performance with our competitors and enhances our investors’ overall understanding of the financial performance of our business.

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$6.8	$0.3	$48.5	$(0.9)
Net loss from discontinued operations, net of taxes	0.6	-	0.6	-
Interest expense, net	0.5	0.6	2.5	3.6
Provision for income taxes	2.2	0.1	2.2	0.1
Depreciation and amortization	1.3	1.2	4.9	5.2
Stock compensation expense	0.4	0.2	1.6	1.3
Goodwill impairment	-	-	-	9.5
Restructuring charge	-	-	-	1.5
Gain on sale of assets	-	-	(1.6)	(0.2)
Employee retention tax credit	-	-	(1.5)	-
Class action settlement	(2.1)	-	(2.1)	-
Adjusted EBITDA	$9.7	$2.4	$55.1	$20.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$230.4	$184.6	$937.8	$792.3
Cost of sales	180.2	147.5	729.8	632.9
Gross margin	50.2	37.1	208.0	159.4
Operating expenses	40.1	36.1	155.8	145.6
Gain on disposal of assets	—	—	(1.6)	—
Goodwill impairment	—	—	—	9.5
Restructuring charge	—	—	—	1.5
Operating income	10.1	1.0	53.8	2.8
Interest expense, net	0.5	0.6	2.5	3.6
Income (loss) from continuing operations before income taxes	9.6	0.4	51.3	(0.8)
Provision for income taxes	2.2	0.1	2.2	0.1
Net income (loss) from continuing operations	7.4	0.3	49.1	(0.9)
Net loss from discontinued operations, net of taxes	(0.6)	—	(0.6)	—
Net income (loss)	$6.8	$0.3	$48.5	$(0.9)

Earnings per share:
Net income (loss) from continuing operations per share - basic and diluted	$0.27	$0.01	$1.79	$(0.03)
Net loss from discontinued operations per share - basic and diluted	(0.02)	—	(0.02)	—
Net income (loss) per share - basic and diluted	$0.25	$0.01	$1.77	$(0.03)

Weighted average shares outstanding:
Basic shares outstanding	27.5	26.0	27.5	26.0
Diluted shares outstanding	27.5	26.0	27.5	26.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and equivalents	$3.3	$0.3
Trade accounts receivable, net	88.6	69.3
Inventories, net	128.8	105.7
Other current assets	18.3	10.6
Total current assets	239.0	185.9

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0
Buildings and improvements	31.8	32.3
Machinery and equipment	60.5	58.2
Gross property, plant and equipment	97.3	95.5
Less accumulated depreciation	70.3	67.1
Property, plant and equipment, net	27.0	28.4

OTHER ASSETS:
Operating lease right-of-use assets	38.1	33.9
Other	5.7	4.4
Total other assets	43.8	38.3
TOTAL ASSETS	$309.8	$252.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except Share Data)

	December 31,	December 31,
	2021	2020
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.8	$1.7
Current maturities of operating lease right-of-use liabilities	10.2	9.1
Trade accounts payable	66.4	53.1
Accrued compensation	18.0	10.0
Other accrued liabilities	20.1	15.7
Total current liabilities	116.5	89.6
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	69.6	92.4
Operating lease right-of-use liabilities, less current maturities	27.9	24.9
Other non-current liabilities	2.7	2.4
Total non-current liabilities	100.2	119.7

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—
Common shares; $.01 par (75,000,000 shares authorized: 27,390,741 shares issued and outstanding at December 31, 2021 and 26,889,190 at December 31, 2020)	0.3	0.3
Additional paid-in capital	50.8	49.5
Retained earnings (accumulated deficit)	42.0	(6.5)
Total shareholders’ equity	93.1	43.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$309.8	$252.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$6.8	$0.3	$48.5	$(0.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net loss from discontinued operations, net of taxes	0.6	—	0.6	—
Depreciation and amortization	1.3	1.2	4.9	5.2
Non-cash interest expense	—	—	0.2	0.2
Stock-based compensation expense	0.4	0.2	1.6	1.3
Deferred income taxes	1.2	—	(0.4)	—
Goodwill impairment	—	—	—	9.5
Restructuring charge	—	—	—	1.5
Changes in operating assets and liabilities:
Trade accounts receivable	12.5	16.5	(19.3)	(8.8)
Inventories, net	(0.7)	2.0	(23.1)	33.7
Trade accounts payable	(15.9)	(14.8)	13.3	(3.7)
Other	0.3	1.7	2.0	4.8
Cash provided by continuing operating activities	6.5	7.1	28.3	42.8
Cash used in discontinued operating activities	(0.2)	(0.1)	(0.8)	(0.2)
Total cash provided by operating activities	6.3	7.0	27.5	42.6
Cash Flows From Investing Activities:
Capital expenditures	—	(0.2)	(1.3)	(1.7)
Proceeds from disposition of assets	0.1	0.2	1.7	0.2
Cash provided by (used in) investing activities	0.1	—	0.4	(1.5)
Cash Flows From Financing Activities:
Repayments of debt, net	(7.5)	(7.5)	(24.6)	(43.0)
Payment for taxes related to share settlement of equity awards	(0.1)	—	(0.3)	—
Cash used in financing activities	(7.6)	(7.5)	(24.9)	(43.0)
Net increase (decrease) in cash and equivalents	(1.2)	(0.5)	3.0	(1.9)
Cash and equivalents, beginning of period	4.5	0.8	0.3	2.2
Cash and equivalents, end of period	$3.3	$0.3	$3.3	$0.3

For more information, contact:

investor@huttig.com